EXHIBIT 99.1
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JONES LANG LASALLE NEWS RELEASE
For Immediate Release                           200 East Randolph Drive
                                                Chicago Illinois 60601


Contact:    Gayle Kantro                  Betsy Peck
Phone:      +1 312 228 2795               +1.703.287.0463
Email:      gayle.kantro@am.jll.com       betsy.peck@am.jll.com




                          JONES LANG LASALLE ELECTS
                 ROGER T. STAUBACH TO ITS BOARD OF DIRECTORS


CHICAGO, JULY 23, 2008 - JONES LANG LASALLE INCORPORATED (NYSE: JLL) today announced that Roger T. Staubach has been elected as a member of its Board of Directors.

Mr. Staubach is the Executive Chairman of the firm's Americas region. He assumed that role on July 11, 2008, when Jones Lang LaSalle completed the previously announced transaction to merge its operations with The Staubach Company, the leading real estate services firm specializing in tenant representation in the United States.

Mr. Staubach founded The Staubach Company in 1977 and served as its Chairman and Chief Executive Officer until June 2007, when he became its Executive Chairman. A 1965 graduate of the United States Naval Academy, Mr. Staubach served for four years as a Navy officer. He then joined the Dallas Cowboys professional football team, from which he retired in March 1980.

Mr. Staubach is a member of the board of directors of AMR Corporation, the parent company of American Airlines, and Cinemark Holdings, Inc., the third largest movie exhibitor in the United States, and is also the Chairman of the Host Committee for Super Bowl XLV, which will be held in North Texas in 2011. He has received numerous honors for his leadership in business, civic, philanthropic and athletic activities, including the 2006 Congressional Medal of Honor "Patriot Award" and the 2007 Horatio Alger Award. He has also been inducted into the Texas Business Hall of Fame and named a "Distinguished Graduate" by the United States Naval Academy.

Sheila Penrose, Chairman of the Jones Lang LaSalle Board of Directors, said, "We warmly welcome Roger to our Board. He brings a strong combination of entrepreneurial and large public company experiences that will enhance the strength of our Board and its value to the organization."

Colin Dyer, President and Chief Executive Officer of Jones Lang LaSalle, added, "Roger has been highly successful in developing the significant corporate relationships that his firm brings to ours. We look forward to the professionalism, drive and marketing sophistication that he will contribute to our Americas management as well as to our Board."

Mr. Staubach will initially serve a term that will expire at the Company's 2009 Annual Meeting of Shareholders. His appointment brings the Jones Lang LaSalle Board to a total of nine Directors. In addition to Ms. Penrose and Mr. Dyer, the other current members of the Board are Henri-Claude de Bettignies, Darryl Hartley-Leonard, Lauralee E. Martin, Alain Monie',
David B. Rickard and Thomas C. Theobald.





                                   -more-


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ABOUT JONES LANG LASALLE

Jones Lang LaSalle (NYSE:JLL) is a financial and professional services firm specializing in real estate. The firm offers integrated services delivered by expert teams worldwide to clients seeking increased value by owning,
occupying or investing in real estate.   With 2007 global revenue of $2.7
billion, Jones Lang LaSalle has approximately 170 offices worldwide and operates in more than 700 cities in 60 countries. The firm is an industry leader in property and corporate facility management services, with a portfolio of approximately 1.2 billion square feet worldwide. LaSalle Investment Management, the company's investment management business, is one of the world's largest and most diverse in real estate with approximately $50 billion of assets under management. For further information, please visit our Web site, www.joneslanglasalle.com.




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